EXHIBIT 99.3

Boise Cascade, L.L.C.

1111 West Jefferson Street   PO Box 50   Boise, ID 83728

T 208 384 4850   F 208 384 4913

TomStephens@BC.com

W. Thomas Stephens

Chairman & Chief Executive Officer

October 27, 2005

Mr. John W. Holleran

505 East Braemere

Boise, ID  83702

Dear John:

This letter will confirm the benefits you will receive as a result of your termination from Boise Cascade, L.L.C. (the Company) in accordance with the letter agreement between you and Boise Cascade Corporation (now known as OfficeMax Incorporated) dated July 26, 2004 (the Letter Agreement) and the other plans set forth below.  Your termination is the result of an elimination of your position.

1.               Employment Status:  Your status as an employee of the Company will terminate on November 15, 2005.  This date is referred to as your Termination Date.  As of the Termination Date, you will no longer be required fulfill any of the duties and responsibilities associated with your position at the Company or any of its affiliates nor are you authorized to act on behalf of the Company or any of its affiliates or direct the activities of any of its or their employees.

2.               Severance Pay:  You will be eligible for a lump sum severance payment of $1,650,000, which is 2 times your salary plus your target annual incentive for either (1) the year in which the Date of Termination occurs, or (2) the year in which the Qualifying Sale occurs, whichever is greater, without regard to any reduction in the target incentive that would constitute Good Reason.  This payment will be made on November 30, 2005, less applicable taxes and withholding.  Such severance payment shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its affiliates.

3.               Boise Incentive and Performance Plan:  As a participant in the 2005 annual incentive program under the Boise Incentive and Performance Plan, you are entitled to a pro rata award based on the number of days you participated in the program compared to 365.  Based on your Termination Date of November 15, this pro rata award will be 87.4% (319 ÷ 365).  The calculation of the award will be based on the actual performance of the Company in 2005 and payment, if any, will be made in February 2006.

4.               Retention Bonus:  You elected to receive your full retention bonus award in connection with your participation in the management equity program.  No further amounts are due you in connection with such award and no action is required on your part in respect thereto.

5.               Management Equity Plan:  You are party to that certain Management Equity Agreement dated as of November 29, 2004 (the “MAE”) with Forest Products Holdings, L.L.C. (“FPH”).  Capitalized terms used in this paragraph 5 that are defined in the MEA have the meanings assigned in the MEA.  Given the Termination Date, all of your Class B Units are and shall forever be Unvested Class B Units and all of your Class C Units are and shall forever be Unvested Class C Units.  This letter constitutes a Repurchase Notice by FPH under Section 4(c) of the MAE and you acknowledge that it is effective as such notwithstanding any terms of the MAE to the contrary.  The number of Unvested Class B Units to be repurchased from you by FPH is 1,000,000.  The number of Unvested Class C Units of yours that shall be deemed forfeited for no consideration upon the Termination Date shall be 2,812,000.  You represent and warrant that these are the only Class B Units and only Class C Units in which you have any interest and that you have not Transferred any such units, including in any manner permitted by the MEA.  The repurchase of your Unvested Class B Units shall take place on the Termination Date, and the purchase price for such Unvested Class B Units shall be $1.00 per unit, the Original Cost, for a total purchase price of $1,000,000.  This price shall be paid to you on the Termination Date by wire transfer of funds to an account designed by you.  Please have your bank complete and fax the enclosed wire transfer information form to JoAndi DePew at 208 384 4931 by November 4, 2005.  You agree and acknowledge that upon the payment of this purchase price, you will have no right or claim of any kind with respect to any equity or ownership interest in FPH, the Company or any of their affiliates.

6.               YTO Benefits:  As of September 30, 2005, you have 198 hours of unused YTO, less any time taken in September and not yet reported.  You will continue to accrue YTO through your Termination Date.  You will be paid out for your YTO, less any time taken prior to your Termination Date, in your last paycheck.

7.               Key Executive Stock Option Plan and Restricted Stock Awards:  Your stock options and restricted stock are administered by Charles Schwab & Co.  Please access your information on the Schwab website.

8.               Qualified Pension Plan:  You are 100% vested in the Company’s Pension Plan for Salaried Employees.  Between age 55 and age 65, your unreduced pension benefit will be paid as a nonqualified benefit (see below).  Beginning at age 65, your pension will be paid from the Company’s Pension Plan for Salaried Employees.  Payments from the qualified plan are made on the first of each month.  You will receive additional information regarding the qualified plan and your payment election under that plan shortly before you turn 65.

9.               Supplemental Early Retirement Plan for Executive Officers and Additional Nonqualified Benefit:  Per the terms of the Letter Agreement, you are entitled to unreduced early retirement benefits commencing July 1, 2009 (the first of the month after you reach age 55).  In addition, for the purposes of calculating this benefit you are deemed to have accrued an additional two years of service credit and earned compensation for these two years equal to the sum of your base salary and target bonus.  You have received information from the Company’s actuary, Milliman USA, on this benefit.  If you have any questions, please contact Milliman.

You are responsible for the FICA and Medicare taxes that are payable on the present value of this benefit and other nonforfeitable supplemental retirement benefits paid directly from the Company.  The Company will contact you regarding taxes due.

10.         Supplemental Pension Plan:  You have elected a lump sum payment of your benefit under the Supplemental Pension Plan.  The amount of the lump sum will be determined based on the 2006 interest rate, which will not be available until December 2005.  When the 2006 interest rate is announced, Milliman will finalize the calculation of your benefit.  This benefit will be payable in part directly from the Company and in part directly from OfficeMax in February 2006.  If you have any questions, please contact Milliman.

You are responsible for the FICA and Medicare taxes that are payable on the present value of this benefit and other nonforfeitable supplemental retirement benefits paid directly from the Company.  Because the actual amount of your lump sums from the Company and OfficeMax cannot be determined until December, the taxes cannot be calculated at this time.  The Company and OfficeMax will contact you regarding the taxes due.

11.         Savings Plan:  All contributions to the Company’s Savings Plan will end upon your Termination Date.  Your continued participation and/or withdrawal of your account balance will be subject to the terms of the plan.

12.         Healthcare:  Upon your Termination Date, your coverage under the Supplemental Healthcare Plan for Executive Officers will end.  Your coverage under Boise’s healthcare plan will continue for a 24-month period following your Termination Date.

13.         Insurance Benefits:  The Company will pay you a lump sum of 24 times 150% of the sum of the monthly group premium for the insured programs in which you are participating immediately prior to your Termination Date, as follows.

BENEFIT	MONTHLY PREMIUM	X 150%	X 24 MONTHS
Company-paid life insurance of $50,000	$13	$19.50	$468.00
Company-paid accidental death and dismemberment benefit of up to $25,000	$0.38	$0.57	$13.68
Employee-paid accidental death and dismemberment for family up to $700,000	$30.10	$45.15	$1083.60
TOTAL			$1565.28

14.         Officer Supplemental Life Insurance Plan:  The Company will continue to pay your life insurance premiums under this plan for 24 months following your Termination Date.  You will receive a tax Form 1099 each year showing the value of the Company-paid term insurance and you will be responsible for the federal and state tax payments on this taxable income.

15.         Financial Counseling:  You may utilize the financial counseling benefits provided to executive officers through November 15, 2007.  Your current balance remaining under the plan for 2005 is $2945.75.  An additional $5,000 will be added to your balance on January 1, 2006, and another $5,000 on January 1, 2007.  Please verify the services performed by submitting signed invoices to Vicki Hess in the Compensation Department.

16.         Deferred Compensation:  You are currently participating in the 2004 Deferred Compensation Plan.  Your current account balance is $51,263.57.  You have elected payment in a lump sum in January of the year following the year in which your termination occurs.  Your account balance will continue to receive imputed interest until distribution subject to the terms of the plan.  For more information, access your account information at www.mullinconsulting.com.

17.         Country Club Membership Fee:  In consideration of your years with the Company, we have agreed to waive the repayment of your country club membership fee.

18.         Secretarial Services and Communications:  You will continue to have secretarial services related to email, telephone and mail available for 60 days following your Termination Date.  Your email account and Blackberry service will be maintained for 30 days following your Termination Date at the Company’s expense.

19.         Return of Company Property:  You will arrange to have all files, records, documents, drawings, specifications, data relating to the Company’s business or personnel, keys, credit or security cards, or other such property returned to the Company upon your Termination Date.  We have agreed that you will retain the two laptops currently in your possession; subject to scrubbing procedures required by the Company’s IS department.  You may also retain your Blackberry, which will be converted to a personal account 30 days after your Termination Date, and you will be responsible for all charges and billing after that date.

20.         Executive Outplacement:  We will provide you with executive outplacement assistance to assist you in locating another career position.  The Company will retain the firm of Drake, Beam and Morin to assist you for up to 12 months, beginning on your Termination Date.

21.         Directors & Officers Insurance:  The Company shall maintain insurance coverage for you for six years following the Termination Date to the same extent and at the same level as it does for its then-current officers and directors, as set forth in the Letter Agreement.

22.         Gross-Up Payment:  The Company has determined that certain payments are subject to excise tax and a gross-up payment is due under Section 7 of the Letter Agreement.  The amount of the excise tax and the gross-up payment is $1,493,975.  Income will be imputed to you and payment of the excise tax and gross-up taxes will be made concurrently with or shortly following your last paycheck.  You acknowledge that you have previously received a written statement of the calculation.  Any later adjustments to the gross-up payment will be made pursuant to the terms of the Letter Agreement.

23.         Covenants:  As a reminder, you are subject to the confidentiality, nonsolicitation and nondisparagement provisions in the Letter Agreement.

Sincerely,

/s/ Tom Stephens

Tom Stephens

WTS/cw

Enclosure

ACKNOWLEDGED AND AGREED:

By:	/s/ John W. Holleran
John W. Holleran